Exhibit 99.1
Matrixx Initiatives, Inc. Announces Fiscal 2008 Revenue of $101 Million and Net Income
Growth of 59% to $10.4 Million, or $1.04 Earnings Per Share versus $0.66 in the Prior Year
Zicam® retail consumer sales increased 25% for the 12 weeks ended March 23, 2008
SCOTTSDALE, May 12, 2008; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced its financial results for the fourth quarter and fiscal year ended March 31, 2008.
For the fourth quarter ended March 31, 2008, the Company reported net sales of $33.0 million, a 73% increase above net sales of $19.0 million in the quarter ended March 31, 2007. Net income increased to approximately $5.7 million, or $0.59 per diluted share, compared to net income of approximately $1.7 million, or $0.17 per diluted share, in the prior year’s quarter.
For the fiscal year ended March 31, 2008, net sales increased approximately 3%, to $101.0 million, compared to net sales of $97.6 million for the twelve months ended March 31, 2007. Additionally, net income increased approximately 59%, to $10.4 million, or $1.04 per diluted share, compared to net income of approximately $6.5 million, or $0.66 per diluted share, in the twelve months ended March 31, 2007.
Carl Johnson, President and Chief Executive Officer, said, “We are pleased to announce fiscal 2008 net sales exceeded $100 million and our Zicam® brand’s growth continued to outpace the cough and cold category as a whole. Fiscal 2008 was challenging due to an unusually slow start to the cold and flu season and tightening inventory management practices by certain of our large customers. The cold and flu season did eventually arrive and we realized strong brand momentum during the second half of the cold season. Zicam growth continues to be at the top of the category and growth of Zicam products at retail was higher than our factory shipment growth. For the 12 weeks ended March 23, 2008, retail sales (three-outlet syndicated scanner data, which does not include our largest customer Wal-Mart) of Zicam products increased approximately 25%, while the total cough/cold category increased approximately 12% compared to the prior year. This growth resulted in Zicam products attaining a 3.6% dollar share of the category, versus 3.2% in the comparable period a year ago. For the entire cold season, as measured by the 24 weeks ended March 23, 2008, retail sales of Zicam products increased approximately 8%, while the total cough/cold category increased approximately 4% compared to the prior year.”
Mr. Johnson continued, “During the cold season, we initiated new marketing programs that focused on our unique swab delivery Cold Remedy product. Early indications of the new programs reflect strong success in the concept, resulting in high retail sales pull through. During fiscal 2008 retail sales of Zicam Cold Remedy Swabs™ increased over 20% and, during our fiscal fourth quarter, retail sales of swab products were up over 50%. Additionally, we continued to see robust growth from our oral delivery Cold Remedy products. We expect to continue focusing our marketing on the unique attributes of Zicam products to foster future growth. Initial shipments of our Xcid™ antacid occurred at the end of fiscal 2008 to a single retailer. Launching a new brand takes time and we anticipate marketing efforts focused on Xcid to begin in the current quarter, including a large sampling effort.”
“In fiscal 2009, we will focus on growing our brands, increasing consumer awareness, and improving our operating income margin. In fiscal 2008, operating income margin increased to 16%, compared to 10% for the twelve months ended March 31, 2007. We believe there are opportunities to increase operating income margins above 20% in fiscal 2009. For fiscal 2009, the

Company anticipates revenue increasing 5% to 10% above the $101 million achieved in fiscal 2008. The Company also expects net income to increase 20% to 30% above the $10.4 million recognized in fiscal 2008. We expect new Zicam product offerings in fiscal 2009 and anticipate initial international sales to begin in Canada.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “We continue to make progress on the product liability front. In April, we reported on a unanimous jury decision in favor of the Company in a trial in California. Together with the eight favorable Daubert decisions, we have now established a strong legal record that affirms our position that allegations linking Zicam Cold Remedy to anosmia lack scientific foundation. Although we incurred higher legal expense for the recent trial, product liability defense costs decreased to $2.5 million (net of $560,000 for insurance reimbursements) for the year ended March 31, 2008, compared to $4.1 million for the twelve months ended March 31, 2007 (net of $1.6 million for insurance reimbursements). We anticipate legal defense costs will be $500,000 to $750,000 per quarter during fiscal 2009.”
Mr. Hemelt continued, “Gross margin increased to 67% for the quarter ended March 31, 2008, compared to 63% for the quarter ended March 31, 2007. Fourth quarter gross margin was adversely affected by the recording of an additional $1.1 million to the inventory reserve to account for expiring products and obsolete components. Additionally, gross margin was adversely affected by the recognition of approximately $1.0 million for product returns of expired and discontinued products in excess of our customary return provision. We achieved average gross margins of 66% for fiscal 2008, which was affected by the aforementioned adjustments, and was comparable to 66% in the prior year.”
“Fiscal 2008 net income was favorably affected by our full utilization of prior year’s tax carryforwards for charitable donations, tax loss carryforwards, and other tax credits, resulting in a lower effective tax rate of approximately 37%, versus our statutory rate of approximately 39%. Our balance sheet improved during the quarter and year ended March 31, 2008. We experienced strong cash generation during the quarter and ended the year with $27.9 million in cash, compared to $16.9 million at March 31, 2007. In addition, we repurchased approximately 494,000 shares of the Company’s stock during fiscal 2008. We improved our production schedules during this cold season and ended the year with $11.5 million in inventory, compared to $15.5 million at March 31, 2007.”
There will be a teleconference Tuesday, May 13, 2008 at 11:00 a.m. EDT to discuss fourth quarter and fiscal 2008 financial results. To access the teleconference, please call (877) 863-5191 (domestic) or (706) 643-6826 (international), access number 46849571. To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the transition quarter financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 46849571 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.matrixxinc.com, for 30 days.

	Matrixx Initiatives, Inc.
	(Unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
($000s)	2008	2007	2008	2007

Net Sales	$33,022	$19,046	$100,972	$97,601
Cost of Sales	11,061	7,048	34,532	33,628

Gross Profit	21,961	11,998	66,440	63,973
Operating Expenses	12,389	8,730	46,520	49,984
Research and Development	785	1,138	4,108	4,696

Income from Operations	8,787	2,130	15,812	9,293
Total Other Income	130	203	653	414

Net Income Before Tax	8,917	2,333	16,465	9,707
Income Tax Expense	3,201	624	6,037	3,168

Net Income	$5,716	$1,709	$10,428	$6,539

Net Income per Diluted Share	$0.59	$0.17	$1.04	$0.66
Average Shares Outstanding (mil)	9.7	10.0	10.0	10.0
Selected Balance Sheet Information

($000s)	March 31, 2008	Dec. 31, 2007	March 31, 2007
Cash and Marketable Securities	$27,933	$13,166	$16,944
Accounts Receivable — Trade	$12,052	$23,280	$8,257
Inventory	$11,530	$17,421	$15,459
Total Assets	$78,149	$80,836	$71,151
Current Liabilities	$10,574	$16,619	$9,556
Working Capital	$44,612	$41,659	$38,705
Total Debt	$0	$0	$0
Shareholders’ Equity	$65,552	$63,002	$60,435
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category, and Xcid™ antacid in the digestive health category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Swabs™; Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Extreme Congestion Relief; Zicam Sinus Relief; as well as Zicam Cough products and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Treasurer, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our net sales and net income expectations for the fiscal year ending March 31, 2009; (ii) our expectation of improving operating margins; (iii) our expectation of improving our gross margins in the future; (iv) our expectations that initial international sales to Canada will begin in fiscal 2009; (v) our expectations regarding product liability defense costs; (vi) our expectations regarding new products. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in selling our products in Canada or in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Transition Report on Form 10-KT filed on May 30, 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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